Exhibit 10.2

Opening Transaction

To:	Northern Oil and Gas, Inc.

From:	[Dealer]

Re:	[Base][1] [Additional][2] Call Option Transaction

Ref. No:	[Insert Reference Number][3]

Date:	[_____], 2022

Dear Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the call option transaction entered into on the Trade Date specified below (the “Transaction”) between [Dealer] (“Dealer”) and Northern Oil and Gas, Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). Certain defined terms used herein have the meanings assigned to them in the Offering Memorandum dated October 11, 2022 (as so supplemented, the “Offering Memorandum”) relating to the USD 435,000,000 principal amount of [______]4% Convertible Senior Notes due 2029 (the “Base Convertible Securities”) issued by Counterparty (as increased by up to an additional USD 65,000,000 principal amount of [_____]5% Convertible Senior Notes due 2029 [that may be]6 issued pursuant to the option to purchase additional convertible securities [exercised on the date hereof]7 (the “Optional Convertible Securities” and, together with the Base Convertible Securities, the “Convertible Securities”)) pursuant to an Indenture [to be] dated October [___], 2022 between Counterparty and Wilmington Trust, National Association, as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture that are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein, in each case, will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. [For the avoidance of doubt, subject to the foregoing, references herein to sections of, or definitions set forth in, the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of, or definitions set forth in, the Indenture are changed, added or renumbered between the execution of this Confirmation and the execution of the Indenture, the parties will amend this Confirmation in good faith and in a commercially reasonable

[1]	Include for base capped call.
[2]	Include for additional capped call.
[3]	Dealer to provide.
[4]	NTD: to be updated.
[5]	NTD: to be updated.
[6]	Include for base capped call.
[7]	Include for additional capped call.

manner to preserve the economic intent of the parties as evidenced by such draft of the Indenture. In addition, subject to the foregoing, the]8 [The]9 parties acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date hereof and if the Indenture is, or the Convertible Securities are, amended, modified or supplemented following the date hereof or the date of their execution, respectively, any such amendment, modification or supplement (other than any amendment, modification or supplement (i) pursuant to Section [___]10 of the Indenture, subject to the provisions opposite the caption “Discretionary Adjustments” in Section 2 hereof, or (ii) pursuant to Section [___]11 of the Indenture that, as determined by the Calculation Agent in good faith and in a commercially reasonable manner, conforms the Indenture to the description of Convertible Securities in the Offering Memorandum) will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of US Dollars (“USD”) as the Termination Currency, (ii) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine), (iii) Default under Specified Transaction (Section 5(a)(v) of the Agreement) shall not apply to Counterparty[, (iv) the election of an executed guarantee of [___________] (“Guarantor”) dated as of the Trade Date in customary form as a Credit Support Document]12 and [(iv)][(v)] (A) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer with a “Threshold Amount” of three percent of Dealer’s parent’s shareholders’ equity; provided that “Specified Indebtedness” shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business, (B) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) and (C) the following language shall be added to the end thereof “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”).

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency among this Confirmation, the Equity Definitions, the 2006 Definitions or the Agreement, the following shall prevail in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; (iii) the 2006 Definitions; and (iv) the Agreement. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement, the Equity Definitions or the 2006 Definitions shall not be construed to exclude or limit any other provision of this Confirmation, the Agreement, the Equity Definitions or the 2006 Definitions.

The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary herein, in such ISDA Master Agreement, such confirmation or agreement or any other contract or agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

[8]	Include for base capped call.
[9]	Include if Indenture has been executed at time of execution of this Confirmation.
[10]	Include cross reference to the Indenture section relating to Merger Events).
[11]	Include cross reference to Indenture section permitting amendments without holder consent to conform the Indenture to the Description of Notes.
[12]	To be included for dealers without a long term debt rating.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	October [___], 2022

Effective Date:	The closing date of the [initial][13] issuance of the Convertible Securities [issued pursuant to the option to purchase Optional Convertible Securities exercised on the date hereof][14].

Option Style:	Modified American, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD 0.001 (Ticker Symbol: NOG).

Number of Options:	[The number of Base Convertible Securities in denominations of USD 1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Securities.][15] [The number of Optional Convertible Securities in denominations of USD 1,000 principal amount purchased by the Initial Purchasers (as defined in the Purchase Agreement), at their option pursuant to Section 1 of the Purchase Agreement (as defined below).][16] For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder. In no event will the Number of Options be less than zero.

Applicable Percentage:	[__]%[17]

Option Entitlement:	A number equal to the product of the Applicable Percentage and [_____][18]

[13]	Include for base capped call.
[14]	Include for additional capped call.
[15]	Include for base capped call.
[16]	Include for additional capped call.
[17]	To be Dealer’s percentage of the overall capped call transaction.
[18]	To be the initial “Conversion Rate.”

Make-Whole Adjustment:	Any adjustment to the Conversion Rate pursuant to Section [___][19] of the Indenture.

Discretionary Adjustment:	Any adjustment to the Conversion Rate pursuant to Section [___][20] of the Indenture.

Strike Price:	USD[_____][21]

Cap Price:	USD[_____]

Rounding of Strike Price/Cap Price/Option Entitlement:	In connection with any adjustment to the Option Entitlement or Strike Price, the Option Entitlement or Strike Price, as the case may be, shall be rounded by the Calculation Agent in accordance with the provisions of the Indenture relating to rounding of the “Conversion Price” or the “Conversion Rate”, as applicable (each as defined in the Indenture). In connection with any adjustment to the Cap Price hereunder, the Calculation Agent will round the adjusted Cap Price to the nearest USD 0.0001.

Number of Shares:	As of any date, a number of Shares equal to the product of the Number of Options and the Option Entitlement.

Premium:	USD [_____]

Premium Payment Date:	The Effective Date

Exchange:	The New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Date:	[With respect to any conversion of a Convertible Security (other than (x) any conversion of Convertible Securities with a “Conversion Date” (as defined in the Indenture) occurring prior to the Free Convertibility Date or (y) any conversion of Convertible Securities in respect of which holder(s) of such Convertible Securities would be entitled to an increase in the Conversion Rate pursuant to a Make-Whole Adjustment (including, for the avoidance of doubt, if such Make-Whole Adjustment

[19]	Insert cross references to sections of the Indenture addressing “make whole fundamental change” adjustments to the Conversion Rate.
[20]	Insert cross reference to sections of the Indenture permitting discretionary adjustments to the Conversion Rate by Counterparty.
[21]	To be the initial “Conversion Price.”

does not result in an increase to the Conversion Rate) (any such conversion described in clause (x) or clause (y), an “Early Conversion”), to which the provisions of Section 8(b)(iv) of this Confirmation shall apply), the “Conversion Date” (as defined in the Indenture), provided that, no Conversion Date shall be deemed to have occurred with respect to Exchanged Securities (such Convertible Securities, other than Exchanged Securities, the “Relevant Convertible Securities” for such Conversion Date).][22]

[With respect to any conversion of a Convertible Security (other than (x) any conversion of Convertible Securities with a “Conversion Date” (as defined in the Indenture) occurring prior to the Free Convertibility Date or (y) any conversion of Convertible Securities in respect of which holder(s) of such Convertible Securities would be entitled to an increase in the Conversion Rate pursuant to a Make-Whole Adjustment (including, for the avoidance of doubt, if such Make-Whole Adjustment does not result in an increase to the Conversion Rate) (any such conversion described in clause (x) or clause (y), an “Early Conversion”), to which the provisions of Section 8(b)(iv) of this Confirmation shall apply), the “Conversion Date” (as defined in the Indenture) for Convertible Securities that are not “Relevant Convertible Securities” under (and as defined in) the confirmation between the parties hereto regarding the Base Call Option Transaction dated [__________], 2022 [(Transaction Ref. No. [__])] (the “Base Call Option Transaction Confirmation”), provided that, no Conversion Date shall be deemed to have occurred with respect to Exchanged Securities (such Convertible Securities, other than Exchanged Securities, the “Relevant Convertible Securities” for such Conversion Date). For the purposes of determining whether any Convertible Securities will be Relevant Convertible Securities hereunder or “Relevant Convertible Securities” under the Base Call Option Transaction Confirmation, Convertible Securities that are converted pursuant to the Indenture shall be allocated first to the Base Call Option Transaction Confirmation until all Options thereunder are exercised or terminated.][23]

Free Convertibility Date:	October 16, 2028.

Exchanged Securities:	With respect to any Conversion Date, any Convertible Securities with respect to which Counterparty makes the election described in Section [___][24] of the Indenture and the financial institution designated by Counterparty accepts such Convertible Securities in accordance with Section [___][25] of the Indenture, as long as Counterparty does not submit a Notice of Exercise in respect thereof.

Expiration Date:	The “Maturity Date” (as defined in the Indenture).

[22]	Include for base capped call
[23]	Include for additional capped call.
[24]	Insert cross references to sections of the Indenture providing for exchange in lieu of conversion
[25]	Insert cross references to sections of the Indenture providing for exchange in lieu of conversion

Automatic Exercise on Conversion Dates:	Applicable, which means that on each Conversion Date occurring on or after the Free Convertibility Date, a number of Options equal to the number of Relevant Convertible Securities for such Conversion Date in denominations of USD 1,000 principal amount shall be automatically exercised, subject to “Notice of Exercise” below.

Notice Deadline:	In respect of any exercise of Options hereunder on any Conversion Date on or after the Free Convertibility Date, 5:00 P.M., New York City time, on the “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the “Maturity Date” (as defined in the Indenture).

Notice of Exercise:	Counterparty shall notify Dealer in writing prior to the Notice Deadline of the number of Relevant Convertible Securities being converted on the related Conversion Date[; provided that any “Notice of Exercise” delivered to Dealer pursuant to the Base Call Option Transaction Confirmation shall be deemed to be a Notice of Exercise pursuant to this Confirmation and the terms of such Notice of Exercise shall apply, mutatis mutandis, to this Confirmation][26]. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder with a Conversion Date occurring on or after the Free Convertibility Date, Automatic Exercise shall apply and the Conversion Date shall be deemed to be the Notice Deadline.

Notice of Final Convertible Security Settlement Method:	In addition, Counterparty shall notify Dealer in writing before 5:00 P.M., New York City time, on the “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the Free Convertibility Date of the settlement method (and, if applicable, the “Specified Dollar Amount” (as defined in the Indenture)) elected (or deemed to be elected) with respect to Relevant Convertible Securities with a Conversion Date occurring on or after the Free Convertibility Date (any such notice, a “Notice of Final Convertible Security Settlement Method”); provided that if Counterparty does not timely deliver the Notice of Final Convertible Security Settlement Method then the Notice of Final Convertible Security Settlement Method shall be deemed timely given and the Applicable Settlement Method shall be a “Combination Settlement” (as defined in the Indenture) with a “Specified Dollar Amount” (as defined in the Indenture) of USD 1,000. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10 (b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, in respect of any such settlement method election as set forth in the proviso in the immediately preceding sentence.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	As specified in Section 6(b) below.

[26]	Include for additional capped call confirmation only.

Settlement Terms:

Settlement Date:	For any Exercise Date, the date one Settlement Cycle following the final day of the Cash Settlement Averaging Period; provided that the Settlement Date shall not be prior to the Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 5:00 P.M., New York City time.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above and “Method of Adjustment”, “Discretionary Adjustments”, “Consequences of Merger Events/Tender Offers”, “Consequences of Announcement Events” and Section 8(u) below, in respect of an Exercise Date, Dealer will deliver to Counterparty on the related Settlement Date (the “Delivery Obligation”), (i) a number of Shares equal to the product of the Applicable Percentage and the aggregate number of Shares, if any, that Counterparty would be obligated to deliver to the holder(s) of the Relevant Convertible Securities for such Conversion Date pursuant to Section [___][27] of the Indenture (except that such number of Shares shall be rounded down to the nearest whole number) and cash in lieu of any fractional Share resulting from such rounding and/or (ii) the product of the Applicable Percentage and the aggregate amount of cash in excess of the principal amount of the Relevant Convertible Securities that Counterparty would be obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date pursuant to Section [___][28] of the Indenture, determined, for each of clauses (i) and (ii), by the Calculation Agent in a commercially reasonable manner by reference to such Sections of the Indenture as if Counterparty had elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities by the Applicable Settlement Method, notwithstanding any different actual election by Counterparty with respect to the settlement of such Relevant Convertible Securities; provided that if the “Daily VWAP” (as defined in the Indenture) for any “VWAP Trading Day” (as defined in the Indenture) during the Cash Settlement Averaging Period is greater than the Cap Price, then clause (b) of the relevant “Daily Conversion Value” (as defined in the Indenture) for such “VWAP Trading Day” shall be determined as if such “Daily VWAP” for such “VWAP Trading Day” were deemed to equal the Cap Price; provided further that the Delivery Obligation shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a direct or indirect result of any adjustments to the Conversion Rate pursuant to a Discretionary Adjustment, a Make-Whole Adjustment and any interest payment that Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date. Notwithstanding the foregoing, if, in respect of any Exercise Date, (x)(I) the number of Shares included in the Delivery Obligation multiplied by the Share Obligation Value Price plus (II) the amount of cash included in the Delivery Obligation, would otherwise exceed (y) the product of the Applicable Percentage and the relevant Net Convertible Share Obligation Value, such number of Shares and such amount of cash shall be proportionately reduced to the extent necessary to eliminate such excess.

[27]	To be updated (cross references to sections of the Indenture defining the share delivery obligation).
[28]	To be updated (cross references to sections of the Indenture defining the cash delivery obligation).

Applicable Settlement Method:	For any Relevant Convertible Securities, if Counterparty has notified Dealer in the Notice of Final Convertible Security Settlement Method that it has elected, or is deemed to have elected, to satisfy its conversion obligation in respect of such Relevant Convertible Securities, the Applicable Settlement Method shall be the settlement method actually so elected, or deemed to be elected, by Counterparty in respect of such Relevant Convertible Securities (the “Convertible Securities Settlement Method”); otherwise, the Applicable Settlement Method shall assume Counterparty had elected “Combination Settlement” (as defined in the Indenture) with respect to such Relevant Convertible Securities (a “Deemed Cash Election”) with a “Specified Dollar Amount” (as defined in the Indenture) of USD 1,000 per Relevant Convertible Security and the Delivery Obligation shall be determined by the Calculation Agent pursuant to Section [___][29] of the Indenture as if the relevant “Observation Period” (as defined in the Indenture) were the Cash Settlement Averaging Period.

Cash Settlement Averaging Period:	The 40 “VWAP Trading Days” (as defined in the Indenture) commencing on the 41st “Scheduled Trading Day” (as defined in the Indenture) prior to the “Maturity Date” (as defined in the Indenture).

Notice of Delivery Obligation:	No later than the Exchange Business Day immediately following the last day of the Cash Settlement Averaging Period, Counterparty shall give Dealer notice of the aggregate number of Shares and/or amount of cash included in the Total Convertible Share Obligation Value (as defined below) for all Exercise Dates (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to a Notice of Exercise or Notice of Final Convertible Security Settlement Method, as the case may be, as set forth above, in any way).

Net Convertible Share Obligation Value:	With respect to Relevant Convertible Securities as to a Conversion Date, (i) the Total Convertible Share Obligation Value of such Relevant Convertible Securities for such Conversion Date minus (ii) the aggregate principal amount of such Relevant Convertible Securities for such Conversion Date.

Total Convertible Share Obligation Value:	With respect to Relevant Convertible Securities with respect to a Conversion Date, (i) (A) the number of Shares equal to the aggregate number of Shares that Counterparty is obligated to deliver to the holder(s) of Relevant Convertible Securities for such Conversion Date pursuant to the Indenture multiplied by (B) the Share Obligation Value Price plus (ii) an amount of cash equal to the aggregate amount of cash that Counterparty is obligated to deliver to the holder(s) of Relevant Convertible Securities for such Conversion Date pursuant to the Indenture (including, for the avoidance of doubt, any cash payable by Counterparty in lieu of fractional Shares); provided that the Total Convertible Share Obligation Value shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a direct or indirect result of any

[29]	Include for additional capped call.

adjustments to the Conversion Rate pursuant to a Discretionary Adjustment, a Make-Whole Adjustment and any interest payment that Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date.

Share Obligation Value Price:	The opening price as displayed under the heading “Op” on Bloomberg page “NOG <Equity>” (or its equivalent successor if such page is not available) on the applicable Settlement Date or other date of delivery.

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Shares.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in the Dilution Adjustment Provisions (a “Potential Adjustment Event”) that requires an adjustment under the Indenture, the Calculation Agent shall, in good faith and in a commercially reasonable manner, make a corresponding adjustment in respect of any one or more of the Strike Price, the Number of Options, the Option Entitlement and any other term relevant to the exercise, settlement or payment of the Transaction, to the extent an analogous adjustment is required under the Indenture, subject to “Discretionary Adjustments” below. Immediately upon the occurrence of any Potential Adjustment Event, Counterparty shall notify the Calculation Agent of such Potential Adjustment Event; provided that the parties agree that (x) open market Share repurchases at prevailing market price and (y) Share repurchases through a dealer pursuant to accelerated share repurchases, forward contracts or similar transactions that are entered into at prevailing market prices and in accordance with customary market terms for transactions of such type to repurchase the Shares shall not be considered Potential Adjustment Events; provided further that any such open market Share repurchases at prevailing market price or the entry into any such accelerated share repurchase transaction, forward contract or similar transaction described in the immediately preceding proviso shall constitute a Potential Adjustment Event to the extent that, after giving effect to such transaction, the aggregate number of Shares repurchased during the term of the Transaction pursuant to all such transactions described in the immediately preceding proviso would exceed 15% of the number of Shares outstanding as of the Trade Date, in each case, as determined by Calculation Agent.

Notwithstanding anything to the contrary herein or in the Equity Definitions:

(i) in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section [___][30] of the Indenture or Section [___][31] of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section [___][32] of the Indenture) or “SP” (as such term is used in Section [___][33] of the Indenture), as the case may be, begins before Counterparty has publicly announced the event or condition giving rise to such Potential Adjustment Event, then the Calculation Agent shall, in good faith and in a commercially reasonable manner, have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the reasonable costs (including, but not limited to, hedging mismatches and market losses) and commercially reasonable out-of-pocket expenses incurred by Dealer in connection with its commercially reasonable hedging activities as a result of such event or condition not having been publicly announced prior to the beginning of such period; and

(ii) if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Conversion Rate” (as defined in the Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision based on such declaration or (c) the “Conversion Rate” (as defined in the Indenture) is adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, the Calculation Agent shall, in good faith and in a commercially reasonable manner, have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the reasonable costs (including, but not limited to, hedging mismatches and market losses) and commercially reasonable out-of-pocket expenses incurred by Dealer in connection with its commercially reasonable hedging activities as a result of such Potential Adjustment Event Change.

For the avoidance of doubt, Dealer shall not have any payment or delivery obligation hereunder in respect of, and no adjustment shall be made to the terms of the Transaction on account of, (x) any distribution of cash, property or securities by Counterparty to the holders of Convertible Securities (upon conversion or otherwise) or (y) any other transaction in which holders of Convertible Securities are entitled to participate, in each case, in lieu of an adjustment under the Indenture in respect of a Potential Adjustment Event (including, without limitation, under the proviso in the first sentence of Section [____] of the Indenture or the proviso in the first sentence of Section [___] of the Indenture).[34]

[30]	Include To be updated (cross reference to section of the Indenture providing for an adjustment to the Conversion Rate in connection with a below market rights, options or warrants offering
[31]	Include cross reference to section of the Indenture providing for an adjustment to the Conversion Rate in connection with the distributions of Distributed Property
[32]	Include cross reference to section of the Indenture providing for an adjustment to the Conversion Rate in connection with a below market rights, options or warrants offering
[33]	Include cross reference to section of the Indenture providing for an adjustment to the Conversion Rate in connection with the distributions of Distributed Property
[34]	Include references to provisions of the Indenture providing for pass through of cash or distributed property in lieu of conversion rate adjustments, respectively.

Dilution Adjustment Provisions:	Sections [___][35] and Section [___][36] of the Indenture

Discretionary Adjustments:	Notwithstanding anything to the contrary herein or in the Equity Definitions, if the Calculation Agent in good faith disagrees with any adjustment under the Indenture that is the basis of any adjustment hereunder and that involves an exercise of discretion by Counterparty, its board of directors or a committee of its board of directors (including, without limitation, pursuant to Section [___][37] of the Indenture or pursuant to Section [___][38] of the Indenture or any supplemental indenture entered into thereunder or in connection with the determination of the fair value of any securities, property, rights or other assets), then the Calculation Agent will determine the corresponding adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment of or under the Transaction in good faith and in a commercially reasonable manner consistent with the methodology set forth in the Indenture. In addition, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Cash Settlement Averaging Period but no adjustment was made to any Convertible Security under the Indenture because the relevant holder of such Convertible Security was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall, in good faith and in a commercially reasonable manner, make an adjustment, consistent with the methodology set forth in the Indenture as determined by it, to the terms hereof in order to account for such Potential Adjustment Event. For the avoidance of doubt, the Delivery Obligation shall be calculated on the basis of such adjustments by the Calculation Agent.

[35]

Include references to provisions of the Indenture providing for pass through of cash or distributed property in lieu of conversion rate adjustments; include reference to provision of Indenture providing for adjustments by board of directors in the case of adjustment events that occur during an averaging period

[36]	Include cross references to specific paragraphs of the section of the Indenture containing anti-dilution adjustments to the Conversion Rate
[37]	Include reference to provision of Indenture providing for adjustments by board of directors in the case of adjustment events that occur during an averaging period
[38]	Include reference to Merger Event provision

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, “Merger Event” shall have the meaning set forth in Section [___][39] of the Indenture.

Consequences of Merger Events/Tender Offers:	Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent, acting in good faith and commercially reasonably, shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Number of Options, the Option Entitlement, composition of the “Shares” hereunder and any other variable relevant to the exercise, settlement or payment for the Transaction, to the extent an analogous adjustment is required under Section [___][40] of the Indenture in respect of such Merger Event, as determined in good faith and in a commercially reasonable manner by the Calculation Agent by reference to such Section, subject to “Discretionary Adjustments” above; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to a Make-Whole Adjustment or a Discretionary Adjustment; provided further that in respect of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to compensate Dealer for any losses (including, without limitation, market losses customary for transactions similar to the Transaction with counterparties similar to Counterparty) solely as a result of any mismatch on its Hedge Position, assuming Dealer maintains a commercially reasonable Hedge Position, and the type and amount of consideration actually paid or issued to the holders of Shares in respect of such Merger Event; and provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) securities issued by an entity that is not a corporation organized under the laws of the United States, any state thereof or the District of Columbia or (ii) the Counterparty to the Transaction, following such Merger Event, will not be a corporation organized under the laws of the United States, any State thereof or the District of Columbia, Dealer may elect in its commercially reasonable discretion that Cancellation and Payment (Calculation Agent Determination) shall apply. For the avoidance of doubt, adjustments shall be made pursuant to the provisions set forth above regardless of whether any Merger Event gives rise to an Early Conversion. For purposes of this paragraph, “Tender Offer” means the occurrence of any event or condition set forth in Section [___][41] of the Indenture.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event, Counterparty shall reasonably promptly (but in any event prior to consummation of such Merger Event) notify the Calculation Agent of, in the case of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the weighted average of the types and amounts of consideration actually received by holders of Shares upon consummation of such Merger Event.

[39]	Include cross reference to sections of the Indenture setting forth the list of merger and similar events
[40]	Include cross reference to sections of the Indenture setting forth the list of merger and similar events
[41]	Include cross reference to sections of the Indenture describing the consequences of above market tender offers

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (y) the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)” and the words “whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Announcement Event” shall be inserted prior to the word “which” in the seventh line, and (z) for the avoidance of doubt, the Calculation Agent shall, in good faith and in a commercially reasonable manner, determine whether the relevant Announcement Event has had a material economic effect on the Transaction (the terms of which include, among other terms, the Strike Price and Cap Price), and, if so, shall adjust the Cap Price accordingly to take into account such material economic effect on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date, any Early Termination Date and/or any other date of cancellation, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	(i)The public announcement by Issuer, any subsidiary of Issuer, any affiliate of Issuer, any agent of Issuer or any Valid Third Party Entity of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (y) any potential acquisition or disposition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 30% of the market capitalization of Issuer as of the date of such announcement (a “Transformative Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or a Transformative Transaction, (ii) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or a Transformative Transaction or (iii) any subsequent public announcement by Issuer, any subsidiary of Issuer, any affiliate of Issuer, any agent of Issuer or Valid Third Party Entity of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” (A) “Merger Event” shall mean such term as defined under Section 12.1(b) of the Equity Definitions (but, for the avoidance of doubt, the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded) and (B) “Tender Offer” shall mean such term as defined under Section 12.1(d) of the Equity Definitions.

Valid Third Party Entity:	In respect of any transaction, any third party that has a bona fide intent to enter into or consummate such transaction (it being understood and agreed that in determining whether such third party has such a bona fide intent, the Calculation Agent may take into consideration the effect of the relevant announcement by such third party on the Shares and/or options relating to the Shares).

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Termination Event(s):	Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, the Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with the Transaction (or the cancelled or terminated portion thereof) being the Affected Transaction and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; and provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)” and (ii) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof; and provided further that no event or set of events shall constitute a Change in Law for the purposes of Section 12.9(a)(ii)(Y) to the extent such event or events resulted solely from the deterioration of the creditworthiness of the Hedging Party.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:

Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following sentence at the end of such Section:

“For the avoidance of doubt, (i) the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk, and (ii) the transactions or assets referred to in phrases (A) or (B) above must be available and/or achievable on commercially reasonable pricing and other terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e) Increased Cost of Hedging:	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer. Following any calculation and determination by the Hedging Party hereunder and a written request by Counterparty, the Hedging Party shall promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty a written explanation and report (in a commonly used file format for the storage and manipulation of financial data) describing in reasonable detail any determination made by it (including, as applicable, any quotations, market data, information from internal sources used in making such calculations and adjustments, descriptions of the methodology and any assumptions and bases used in making such calculation and adjustment), it being understood that the Hedging Party shall not be obligated to disclose any proprietary or confidential models or proprietary or confidential information used by it for such determination. All calculations and adjustments by Dealer acting in its capacity as the Hedging Party shall be made in good faith and in a commercially reasonable manner and assuming that Dealer maintains a commercially reasonable hedge position.

Determining Party:	For all applicable Extraordinary Events, Dealer. Following any calculation and adjustment by the Determining Party hereunder and a written request by Counterparty, the Determining Party shall promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty a written explanation and report (in a commonly used file format for the storage and manipulation of financial data) describing in reasonable detail any determination made by it (including, as applicable, any quotations, market data, information from internal sources used in making such calculations and adjustments, descriptions of the methodology and any assumptions and basis used in making for such calculation and adjustment), it being understood that the Determining Party shall not be obligated to disclose any proprietary or confidential models or proprietary or confidential information used by it for such determination. All calculations and adjustments by Dealer acting in its capacity as the Determining Party shall be made in good faith and in a commercially reasonable manner and assuming that Dealer maintains a commercially reasonable hedge position.

Non-Reliance:

Agreements and Acknowledgments	Applicable

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Hedging Adjustment:	For the avoidance of doubt, whenever Dealer, Determining Party or the Calculation Agent is permitted to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of any event (other than an adjustment made by reference to the Indenture), the Calculation Agent, Determining Party or Dealer, as the case may be, shall make such adjustment by reference to the effect of such event on Dealer assuming that Dealer maintains a commercially reasonable hedge position.

3.Calculation Agent:	Dealer, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default (or, if earlier, the date on which such Event of Default is no longer continuing), as the Calculation Agent. Following any determination or calculation by the Calculation Agent hereunder, upon written request by Counterparty, the Calculation Agent shall promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a written explanation and report (in a commonly used file format for the storage and manipulation of financial data) displaying in commercially reasonable detail the basis for such determination or calculation (including any quotations, market data or information from internal or external sources, and assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models used by it for such determination or calculation or any information that may be proprietary or confidential.

4. Account Details:

Dealer Payment Instructions:

[_____________]

Counterparty Payment Instructions:

[_____________]

5. Offices:

The Office of Dealer for the Transaction is: [_______________]

The Office of Counterparty for the Transaction is:

Inapplicable, Counterparty is not a Multibranch Party

6. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Counterparty:

To:	[____________]
Attn:	[____________]
Telephone:	[____________]
Email:	[____________]

(b) Address for notices or communications to Dealer:

[Dealer Address]

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date, (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) (A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date.

(iii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity (or any successor issue statements).

(iv) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(v) Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction.

(vi) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(vii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii) On and immediately after the Trade Date and the Premium Payment Date, (A) the value of the total assets of Counterparty is greater than the sum of the total liabilities (including contingent liabilities) and the capital of Counterparty, (B) the capital of Counterparty is adequate to conduct the business of Counterparty, and Counterparty’s entry into the Transaction will not impair its capital, (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature, (D) Counterparty will be able to continue as a going concern; (E) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (F) Counterparty would be able to purchase the number of Shares with respect to the Transaction in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(ix) [Reserved].

(x) To the knowledge of Counterparty, no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares; provided that Counterparty makes no representation or warranty regarding any requirement that is applicable generally to the ownership of equity securities by Dealer or any of its affiliates solely as a result of it or any of such affiliates being financial institutions or broker-dealers.

(xi) Counterparty represents and warrants that it and any of its subsidiaries has not applied, and shall not, until after the first date on which no portion of the Transaction remains outstanding following any final exercise and settlement, cancellation or early termination of the Transaction, apply, for a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) or other investment, or to receive any financial assistance or relief under any program or facility (collectively “Financial Assistance”) that (a) is established under applicable law (whether in existence as of the date hereof or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) (i) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that the Counterparty comply with any requirement not to, or otherwise agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that Counterparty has not, as of the date specified in the condition, made a capital distribution or will not make a capital distribution, or (ii) where the terms of the Transaction would cause Counterparty to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance (collectively “Restricted Financial Assistance”); provided, that Counterparty or any of its subsidiaries may apply for Restricted Financial Assistance if Counterparty either (a) determines based on the advice of outside counsel of national standing that the terms of the Transaction would not cause Counterparty or any of its subsidiaries to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance based on the terms of the program or facility as of the date of such advice or (b) delivers to Dealer evidence or other guidance from a governmental authority with jurisdiction for such program or facility that the Transaction is permitted under such program or facility (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).

(xii) Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d) Dealer agrees and acknowledges, and Counterparty acknowledges, that Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(e) As a condition to the effectiveness of the Transaction, Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Premium Payment Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and Section 7(a)(vii) hereof; provided that any such opinion of counsel may contain customary exceptions and qualifications, including, without limitation, exceptions and qualifications relating to indemnification provisions; and provided further that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or any of its affiliates solely as a result of it or any of such affiliate being financial institutions or broker-dealers; and provided further that any representation regarding enforceability shall be subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); and provided further that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(f) Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with this Transaction and any other over-the-counter derivative transactions between Counterparty and Dealer or its affiliates, Dealer or its affiliates is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

(g) Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(h) Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein, in each case, to the extent such rules are applicable to such party.

8. Other Provisions:

(a) Right to Extend. Dealer may postpone or add, in whole or in part, any Exercise Date or Settlement Date or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent, in good faith and in a commercially reasonable manner, shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in good faith and in a commercially reasonable manner, and, in respect of clause (ii) below, based on the advice of counsel, that such extension is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock borrow market or other relevant market (but only if there is a material decrease in liquidity relative to Dealer’s expectations on the Trade Date), or (ii) to enable Dealer to effect purchases or sales of Shares or Share Termination Delivery Units in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would (assuming, in the case of purchases, Dealer were Counterparty or an affiliated purchaser of Counterparty) be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer and, in the case of policies or procedures, so long as such policies or procedures are consistently applied to transactions similar to the Transaction); provided that no such Exercise Date, Settlement Date or other date of valuation, payment or delivery may be postponed or added more than 80 “VWAP Trading Days” (as defined in the Indenture) after the original Exercise Date, Settlement Date or other date of valuation, payment or delivery, as the case may be.

(b) Additional Termination Events.

(i) The occurrence of an event of default with respect to Counterparty under the terms of the Convertible Securities as set forth in Section []42 of the Indenture, which default has resulted in the Convertible Securities becoming declared due and payable under the terms thereof, shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement.

[42]	Insert cross reference to section of the Indenture setting forth Events of Default

(ii) As promptly as practicable (but in any event within five Scheduled Trading Days) following any Repurchase Event (as defined below), Counterparty (x) in the case of a Repurchase Event resulting from the repurchase of any Convertible Securities by Counterparty upon the occurrence of a “Fundamental Change” (as defined in the Indenture, and for the avoidance of doubt, including pursuant to Section [ ] 43 or [ ] 44 of the Indenture), shall notify Dealer in writing of such Repurchase Event and (y) in the case of a Repurchase Event not described in clause (x) above, may notify Dealer of such Repurchase Event, in each case, including the aggregate principal amount of Convertible Securities (the “Repurchase Convertible Securities”) subject to such Repurchase Event (any such notice, a “Convertible Securities Repurchase Notice”) [; provided that any “Convertible Securities Repurchase Notice” delivered to Dealer pursuant to the Base Call Option Transaction Confirmation shall be deemed to be a Convertible Securities Repurchase Notice pursuant to this Confirmation and the terms of such Convertible Securities Repurchase Notice shall apply, mutatis mutandis, to this Confirmation]45. Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty of (1) any Convertible Securities Repurchase Notice, and (2) in the case of any Repurchase Event described in clause (y) above, a written representation and warranty by Counterparty that, as of the date of such Convertible Securities Repurchase Notice, Counterparty is not in possession of any material nonpublic information regarding Counterparty or the Shares and that such Repurchase Event and the delivery of such Convertible Securities Repurchase Notice are each being made in good faith and not as part of a plan or scheme to evade compliance with federal securities laws, within the applicable time period set forth in the preceding sentence, shall constitute an Additional Termination Event as provided in this Section 8(b)(ii). Upon receipt of any such Convertible Securities Repurchase Notice and the related written representation and warranty, Dealer shall promptly designate an Exchange Business Day following receipt of such Convertible Securities Repurchase Notice (which in no event shall be earlier than the related repurchase date for such Convertible Securities) as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Options (the “Repurchase Options”) equal to the lesser of (A) the number of such Convertible Securities specified in such Convertible Securities Repurchase Notice [minus the number of Repurchase Options (as defined in the Base Call Option Transaction Confirmation), if any, that relate to such Convertible Securities (and for purposes of determining whether any Options under this Confirmation or under the Base Call Option Transaction Confirmation will be among the Repurchase Options hereunder or under, and as defined in, the Base Call Option Transaction Confirmation, the Convertible Securities specified in such Convertible Securities Repurchase Notice shall be allocated first to the Base Call Option Transaction Confirmation until all Options thereunder are exercised or terminated)]46 and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repurchase Options. Any payment hereunder with respect to such termination (the “Repurchase Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Repurchase Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction; provided that, in the event of a Repurchase Event pursuant to Section [ ] 47 or [ ] 48 of the Indenture, the Repurchase Unwind Payment shall not exceed (x) the number of Repurchase Options multiplied by (y) the product of (A) the Applicable Percentage and (B) the excess, if any, of (I) the applicable redemption or repurchase price per Repurchase Convertible Security (excluding amounts

[43]	Insert cross-reference to section of the Indenture relating to fundamental change repurchase.
[44]	Insert cross-reference to section of the Indenture relating to optional redemption (“provisional call”) provision.
[45]	Include for additional capped call.
[46]	Include for additional capped call
[47]	Insert cross-reference to section of the Indenture relating to fundamental change repurchase.
[48]	Insert cross-reference to section of the Indenture relating to optional redemption (“provisional call”) provision.

attributable to accrued and unpaid interest) over (II) USD 1,000. “Repurchase Event” means that (i) any Convertible Securities are repurchased or redeemed (whether pursuant to Section [___]49 or Section [___]50 of the Indenture or otherwise) by Counterparty or any of its subsidiaries (including in connection with, or as a result of, a Fundamental Change (as defined in the Indenture), a tender offer, exchange offer or similar transaction or for any other reason), (ii) any Convertible Securities are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (iii) any principal of any of the Convertible Securities is repaid prior to the final maturity date of the Convertible Securities, it being understood that any principal repayment in connection with a net settlement (howsoever described) of the Convertible Securities shall not constitute an Additional Termination Event hereunder, or (iv) any Convertible Securities are exchanged by or for the benefit of the “Holders” (as such term is defined in the Indenture) thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction. For the avoidance of doubt, and notwithstanding anything to the contrary above, any conversion of Convertible Securities (whether into cash, Shares, “Reference Property” (as defined in the Indenture) or any combination thereof) pursuant to the terms of the Indenture shall not constitute a Repurchase Event. Counterparty acknowledges and agrees that if an Additional Termination Event has occurred under this Section 8(b)(ii) that any related Convertible Securities subject to a Repurchase Event will be deemed to be cancelled and disregarded and no longer outstanding for all purposes hereunder.

(iii) Notwithstanding anything to the contrary in this Confirmation, the occurrence of an Amendment Event shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement. “Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Convertible Securities governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, any term relating to conversion of the Convertible Securities (including changes to the conversion rate, conversion rate adjustment provisions, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Securities to amend (other than, in each case, any amendment, modification or supplement (v) pursuant to Section [___] of the Indenture, (w) pursuant to Section [___] of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Convertible Securities in the Offering Memorandum, (x) pursuant to Section [___] of the Indenture, (y) pursuant to Section [___] of the Indenture, or (z) pursuant to Section [___] of the Indenture and any other amendment, supplement or waiver that, as determined by Calculation Agent, cures any ambiguity, omission, defect or inconsistency in the Indenture or in the Convertible Securities), in each case, without the consent of Dealer.51

(iv) Notwithstanding anything to the contrary in this Confirmation, upon any Early Conversion in respect of which the relevant converting Holder has satisfied the requirements to conversion set forth in Section [___]52 of the Indenture:

[49]	Insert cross-reference to section of the Indenture relating to fundamental change repurchase.
[50]	Insert cross-reference to section of the Indenture relating to optional redemption.
[51]	Insert cross reference to sections of Indenture addressing added guarantees, curing mistakes, conform provisions to “Description of Notes”, etc.
[52]	Insert cross reference to section of the Indenture setting forth requirements for conversion

(A)

Counterparty shall, as promptly as practicable (but in any event within five Scheduled Trading Days of the “Conversion Date” (as defined in the Indenture) for such Early Conversion), provide written notice (an “Early Conversion Notice”) to Dealer specifying the number of Convertible Securities surrendered for conversion on such Conversion Date (such Convertible Securities, the “Affected Convertible Securities”), and the giving of such Early Conversion Notice shall constitute an Additional Termination Event as provided in this Section 8(b)(iv); provided that any such Early Conversion Notice shall contain a written acknowledgement by Counterparty of its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of the delivery of such Early Conversion Notice.

(B)

upon receipt of any such Early Conversion Notice, within a commercially reasonable period of time thereafter, Dealer shall designate an Exchange Business Day as an Early Termination Date (which Exchange Business Day shall be on or as promptly as reasonably practicable after the related settlement date for such Affected Convertible Securities) with respect to the portion of the Transaction corresponding to a number of Options (the “Affected Number of Options”) equal to the lesser of (x) the number of Affected Convertible Securities [minus the “Affected Number of Options” (as defined in the Base Call Option Transaction Confirmation) (and for purposes of determining whether any Options under this Confirmation or under the Base Call Option Transaction Confirmation will be among the Affected Number of Options hereunder or under, and as defined in, the Base Call Option Transaction Confirmation, the Affected Convertible Securities specified in such Early Conversion Notice shall be allocated first to the Base Call Option Transaction Confirmation until all options thereunder are exercised or terminated)][53] and (y) the Number of Options as of the “Conversion Date” (as defined in the Indenture) for such Early Conversion;

(C)

any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Affected Number of Options, (y) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (z) the terminated portion of the Transaction were the sole Affected Transaction; provided that the amount payable with respect to such termination shall not be greater than (1) the Applicable Percentage, multiplied by (2) the Affected Number of Options, multiplied by (3) (x) the sum of (i) the amount of cash paid (if any) and (ii) (A) the number of Shares delivered (if any) to the Holder (as such term is defined in the Indenture) of an Affected Convertible Security upon conversion of such Affected Convertible Security, multiplied by (B) the fair market value of one Share as determined by the Calculation Agent in good faith and in a commercially reasonable manner (in each case, including any cash and/or Shares payable and/or deliverable as the result of a Make-Whole Adjustment (if any)), minus (y) USD 1,000;

(D)

for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant Early Conversion and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustment to the conversion rate for the Convertible Securities has occurred pursuant to any Make-Whole Adjustment or Discretionary Adjustment and (z) the corresponding Convertible Securities remain outstanding; and

[53]	Include for additional capped call.

(E)

the Transaction shall remain in full force and effect, except that, as of the “Conversion Date”(as defined in the Indenture) for such Early Conversion, the Number of Options shall be reduced by the Affected Number of Options.

(c) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) and 6(e) of the Agreement (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below) unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) as of the date of such election, Counterparty represents that is not in possession of any material non-public information regarding Counterparty or the Shares, and that such election is being made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 6(d)(ii) and 6(e) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 6(d)(ii) of the Agreement or such later date or dates as Dealer may commercially reasonably determine (the “Share Termination Payment Date”) taking into account commercially reasonable hedging or hedge unwind activity, in satisfaction of the Payment Obligation.

Share Termination Delivery

Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent in good faith and in a commercially reasonable manner, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall, in good faith and in a commercially reasonable manner, adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in a commercially reasonable manner and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event (other than on account of an Insolvency, Nationalization or Merger Event), Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of any Share Termination Delivery Units (or any part thereof).

(d) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of counsel, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction in a commercially reasonable manner cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering of a substantially similar size and in a similar industry, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities (in all cases of (A)-(E) above, as would be usual and customary for offerings for companies of similar size and industry); provided that if Counterparty elects clause (i) above but the items referred to therein are not completed in a timely manner, or if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size and industry, in form and substance commercially reasonably satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), and best efforts obligations to provide opinions and certificates and such other documentation as is customary for private placements agreements for transactions of similar size, industry and type, as is commercially reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its good faith, commercially reasonable judgment, to compensate Dealer for any commercially reasonable discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the then-current market price on such Exchange Business Days, and in the amounts and at such time(s), commercially reasonably requested by Dealer. This Section 8(d) shall survive the termination, expiration or early unwind of the Transaction.

(e) Repurchase and Conversion Rate Adjustment Notices. Counterparty shall, at least one Exchange Business Day prior to any day on which Counterparty effects any repurchase of Shares or consummates or otherwise engages in any transaction or event (a “Conversion Rate Adjustment Event”) that could reasonably be expected to lead to an increase in the “Conversion Rate” (as defined in the Indenture), give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage would reasonably be expected to be (i) greater than [_____]54% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares plus the number of Shares underlying any other convertible bond hedge transactions or similar call options sold by Dealer to Counterparty and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (including losses relating to the Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act or under any state or federal law, regulation or regulatory order, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement and shall inure to the benefit of any permitted assignee of Dealer.

(f) Transfer and Assignment. Either party may transfer or assign any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed; provided that Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to any person, or any person whose obligations would be guaranteed by a person, in either case, with a rating (i) for its long-term, unsecured and unsubordinated indebtedness at least equivalent to Dealer’s (or its ultimate parent’s) or (ii) that is no lower than A3 from Moody’s Investor Service, Inc. (or its successor) or A- from Standard and Poor’s Rating Group, Inc. (or its successor); provided further that no Event of Default, Potential Event of Default or Termination Event will occur as a result of such transfer; provided further that, at the time of such transfer or assignment either (x) both the Dealer and transferee in any such transfer or assignment are a “dealer in securities” within the meaning of Section 475(c) (1) of the Internal Revenue Code of 1986, as amended (the “Code”) or (y) the transfer or assignment does not result in a deemed exchange by Counterparty within the meaning of Section 1001 of the Code. If at any time at which (1) the Equity Percentage exceeds 8.0% or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer

[54]	To be 0.5% higher than the number of Shares underlying the capped call (including any additional capped call) of the Dealer with the highest Applicable Percentage.

or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Section 203 of the Delaware General Corporation Law or other federal, state or local law, rule, regulation or regulatory order or organizational documents or contracts of Counterparty applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state or federal regulator, but excluding reporting obligations arising under Section 13 of the Exchange Act as in effect on the Trade Date) of a Dealer Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received, or that would have any other adverse effect on a Dealer Person, under Applicable Restrictions minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), Dealer, in its discretion, is unable to effect a transfer or assignment to a third party after its commercially reasonable efforts on pricing and terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position would no longer exist following the resulting partial termination of the Transaction (after taking into account commercially reasonable adjustments to Dealer’s commercially reasonable Hedge Positions from such partial termination). In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement or Section 8(c) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such partial termination, (iii) such portion of the Transaction were the only Terminated Transaction and (iv) Dealer were the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part (collectively, “Dealer Group”) beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. Dealer shall provide Counterparty with written notice of any transfer or assignment on the date of or as promptly as practicable after the date of such transfer or assignment. In the case of a transfer or assignment by Counterparty of its rights and obligations hereunder and under the Agreement, in whole or in part (any such Options so transferred or assigned, the “Transfer Options”), to any party, withholding of such consent by Dealer shall not be considered unreasonable if such transfer or assignment does not meet the reasonable conditions that Dealer may impose including, but not limited, to the following conditions:

(A)

With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(e) or any obligations under Section 2 (regarding Extraordinary Events) or 8(d) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Code);

(C)

Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty as are requested by, and reasonably satisfactory to, Dealer;

(D)

Dealer shall not, as a result of such transfer and assignment, be required to pay the transferee or assignee on any payment date an amount or number of Shares under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)

Dealer shall not, as a result of such transfer or assignment, receive from the transferee or assignee any amount or number of Shares less than it would have been entitled to receive (including under Section 2(d)(i)(4) of the Agreement) in the absence of such transfer or assignment;

(F)	An Event of Default, Potential Event of Default or Termination Event shall not occur as a result of such transfer and assignment;

(G)

Without limiting the generality of clause (B), Counterparty shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(H)	Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(g) Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines, based on the advice of counsel, that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iii) the Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(h) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i) No Netting and Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(j) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(k) Early Unwind. In the event the sale by Counterparty of the [Base Convertible Securities]55[Optional Convertible Securities]56 is not consummated pursuant to the Purchase Agreement for any reason by the close of business in New York on October [____], 202257 (or such later date as agreed upon by the parties) ([_____], 2022 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty hereunder shall be cancelled and terminated. Following such termination and cancellation, each party shall be released and discharged by the other party from, and agrees not to make any claim against the other party with respect to, any obligations or liabilities of either party arising out of, and to be performed in connection with, the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(l) Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the “Daily VWAP” (as defined in the Indenture); (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the “Daily VWAP” (as defined in the Indenture), each in a manner that may be adverse to Counterparty; and (E) the Transaction is a derivatives transaction in which Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the Transaction.

(m) Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), the parties hereby agree that neither the enactment of the WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or any regulation under the WSTAA (or any such statute), nor any requirement under the WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or an amendment made by the WSTAA (or any such statute), shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging or Illegality).

[55]	Include for base capped call.
[56]	Include for additional capped call.
[57]

For the base capped call, to be the scheduled closing date for the Base Convertible Securities. For the additional capped call, to be the scheduled closing date for the Additional Convertible Securities.

(n) Governing Law; Exclusive Jurisdiction; Waiver of Jury.

(i) THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(ii) Section 13(b) of the Agreement is deleted in its entirety and replaced by the following:

“Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to this Confirmation or the Agreement, or for recognition and enforcement of any judgment in respect thereof, (each, “Proceedings”) to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in this Confirmation or the Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or decline to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under this Confirmation or the Agreement, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”

(iii) EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS CONFIRMATION OR THE AGREEMENT.

(o) Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(p) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(q) Tax Matters. For purposes of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Dealer, upon request, one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto). Dealer shall provide to Counterparty one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto), upon reasonable request of Counterparty.

(r) Withholding Tax with Respect to Non-US Counterparties. “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include (i) any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”).For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(s) Incorporation of ISDA 2015 Section 871(m) Protocol Provisions. To the extent that either party to the Agreement with respect to this Transaction is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to the Agreement with respect to this Transaction as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to the Agreement with respect to this Transaction, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to the Agreement with respect to this Transaction, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of this Transaction.

(t) Amendment to Equity Definitions.

(i) Solely in respect of adjustments to the Cap Price pursuant to Section 8(u), Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “that is the result of a corporate event involving the Issuer or its securities that has, in the commercially reasonable judgment of the Calculation Agent, a material economic effect on the Shares or options on the Shares; provided that such event is not based on (a) an observable market, other than the market for the Counterparty’s own stock or (b) an observable index, other than an index calculated and measured solely by reference to Counterparty’s own operations.”.

(ii) Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect or, if Counterparty represents to Dealer in writing at the time of such election that (i) it is not aware of any material nonpublic information with respect to Counterparty or the Shares and (ii) it is not making such election as part of a plan or scheme to evade compliance with the U.S. federal securities laws, Counterparty may elect”.

(u) Other Adjustments Pursuant to the Equity Definitions. Notwithstanding anything to the contrary in the Agreement, the Equity Definitions or this Confirmation, upon the occurrence of a Merger Date, the occurrence of a Tender Offer Date, or declaration by Counterparty of the terms of any Potential Adjustment Event, the Calculation Agent shall determine in good faith and in a commercially reasonable manner whether such occurrence or declaration, as applicable, has had a material economic effect on the Transaction and, if so, shall, in its good faith and commercially reasonable discretion, adjust the Cap Price to preserve the fair value of the Options taking into account, for the avoidance of doubt, such economic effect on both the Strike Price and Cap Price (provided that in no event shall the Cap Price be less than the Strike Price; provided further that any adjustment to the Cap Price made pursuant to this Section 8(u) shall be made without duplication of any other adjustment hereunder). Solely for purposes of this Section 8(u), the terms “Potential Adjustment Event,” “Merger Event,” and “Tender Offer” shall each have the meanings assigned to each such term in the Equity Definitions (as amended by Section 8(t)(i)).

(v) Notice of Certain Other Events. (A) Counterparty shall give Dealer commercially reasonable advance (but in no event less than one Exchange Business Day) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the Convertible Securities in connection with any Potential Adjustment Event, Merger Event or Tender Offer and (B) promptly following any such adjustment, Counterparty shall give Dealer written notice of the details of such adjustment.

(w) Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(x) Payee Tax Representations.

(A) For the purpose of Section 3(f) of the Agreement, Counterparty makes the representations below:

[Counterparty is a corporation established under the laws of the State of Delaware and is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) and is “exempt” within the meaning of United States Treasury Regulation sections 1.6041-3(p) and 1.6049-4(c) from information reporting on IRS Form 1099 and backup withholding.]

(B) For the purpose of Section 3(f) of the Agreement, Dealer makes the representations below:

(i) [Dealer is organized under the laws of the United States and its U.S. taxpayer identification number is [_____]. It is “exempt” within the meaning of Treasury Regulation sections 1.6041-3(p) and 1.6049-4(c) from information reporting on IRS Form 1099 and backup withholding.]

OR

(ii) [[Dealer Parent] is a [corporation] established under the laws of [ ] and is classified as a corporation for U.S. federal income tax purposes. No income received or to be received under this Agreement will be effectively connected with the conduct of a trade or business by [Dealer Parent] in the United States. [Dealer Parent] is a “non-U.S. branch of a foreign person” as that term is used in Section 1.1441-4(a)(3)(ii) of the Regulations, and it is a “foreign person” as that term is used in Section 1.6041-4(a)(4) of the Regulations.]58

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information required herein and immediately returning an executed copy to Dealer.

(y) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.

(z) [Dealer Boilerplate]

[58]	Insert as applicable (or other appropriate dealer reps) depending on tax status of dealer.

9. U.S. QFC Mandatory Contractual Requirements

(a) Limitation on Exercise of Certain Default Rights Related to a Dealer Affiliate’s Entry Into Insolvency Proceedings. Notwithstanding anything to the contrary in this Confirmation, the Agreement or any other agreement, the parties hereto expressly acknowledge and agree that subject to Section 9(b) below, Counterparty shall not be permitted to exercise any Default Right against Dealer with respect to this Confirmation or any other Relevant Agreement that is related, directly or indirectly, to a Dealer Affiliate becoming subject to an Insolvency Proceeding.

(b) General Creditor Protections. Nothing in Section 9(a) shall restrict the exercise by Counterparty of any Default Right against Dealer with respect to this Confirmation or any other Relevant Agreement that arises as a result of:

(i) Dealer becoming subject to an Insolvency Proceeding; or

(ii) Dealer not satisfying a payment or delivery obligation pursuant to (A) this Confirmation or any other Relevant Agreement, or (B) another contract between Dealer and Counterparty that gives rise to a Default Right under this Confirmation or any other Relevant Agreement.

(c) Burden of Proof. After a Dealer Affiliate has become subject to an Insolvency Proceeding, if Counterparty seeks to exercise any Default Right with respect to this Confirmation or any other Relevant Agreement, Counterparty shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder or thereunder.

(d) General Conditions

(i) Effective Date. The provisions set forth in this Section 9 will come into effect on the date of this Confirmation.

(ii) Prior Adherence to the U.S. Protocol. If Dealer and Counterparty have adhered to the ISDA U.S. Protocol prior to the date of this Confirmation, the terms of the ISDA U.S. Protocol shall be incorporated into and form a part of this Confirmation and shall replace the terms of this Section 9. For purposes of incorporating the ISDA U.S. Protocol, Dealer shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party and this Confirmation shall each be deemed to be a Protocol Covered Agreement.

(iii) Subsequent Adherence to the U.S. Protocol. If, after the date of this Confirmation, both Dealer and Counterparty shall have become adhering parties to the ISDA U.S. Protocol, the terms of the ISDA U.S. Protocol will supersede and replace this Section 9.

(e) Definitions. For the purposes of this Section 9, the following definitions apply:

“BHC Affiliate” has the same meaning as the term “affiliate” as defined in, and shall be interpreted in accordance with, 12 U.S.C. 1813(w) and 12 U.S.C. 1841(k).

“Credit Enhancement” means, with respect to this Confirmation or any other Relevant Agreement, any credit enhancement or other credit support arrangement in support of the obligations of Dealer or Counterparty hereunder or thereunder or with respect hereto or thereto, including any guarantee or collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.

“Dealer Affiliate” means, with respect to Dealer, a BHC Affiliate of that party.

“Default Right” means, with respect to this Confirmation (including any Transaction hereunder) or any other Relevant Agreement, any:

(i) right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and

(ii) right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure; but

(iii) solely with respect to Section 9(a) does not include any right under a contract that allows a party to terminate the contract on demand or at its option at a specified time, or from time to time, without the need to show cause.

“Financial Counterparty” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“ISDA U.S. Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol, as published by ISDA on July 31, 2018.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.81–8 (the “Federal Reserve Rule”), 12 C.F.R. 382.1-7 (the “FDIC Rule”) and 12 C.F.R. 47.1-8 (the “OCC Rule”), respectively. All references herein to the specific provisions of the Federal Reserve Rule, the FDICs Rule and the OCC Rule shall be construed, with respect to Dealer, to the particular QFC Stay Rule(s) applicable to it.

“Relevant Agreement” means this Confirmation (including all Transactions hereunder), the Agreement and any Credit Enhancement relating hereto or thereto .

“Small Financial Institution” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

Yours faithfully,

[DEALER]

By:
Name:
Title:

Agreed and Accepted By:

Northern Oil and Gas, Inc.

By:
Name:
Title: